Exhibit 1.1

EXECUTION COPY

$250,000,000

GULFPORT ENERGY CORPORATION

7.750% Senior Notes due 2020

PURCHASE AGREEMENT

October 12, 2012

CREDIT SUISSE SECURITIES (USA) LLC

as Representative of the several Purchasers

c/o Credit Suisse Securities (USA) LLC (“Credit Suisse”),

    Eleven Madison Avenue,

        New York, N.Y. 10010-3629

Dear Sirs:

1. Introductory. Gulfport Energy Corporation, a Delaware corporation (the “Company”), agrees with the several initial purchasers named in Schedule A hereto (the “Purchasers”), subject to the terms and conditions stated herein, to issue and sell to the several Purchasers U.S.$250,000,000 principal amount of its 7.750% Senior Notes due 2020 (“Notes”) to be issued under an indenture, dated as of October 17, 2012 (the “Indenture”), between the Company, the Guarantors (as defined herein) and Wells Fargo Bank, National Association, as Trustee. The Notes will be unconditionally guaranteed as to the payment of principal and interest by each subsidiary listed on Schedule D hereto (the “Guarantors” and such Guarantees, the “Guarantees”). Credit Suisse Securities (USA) LLC (“Credit Suisse”) has agreed to act as the representative of the Purchasers in connection with the offering and sale of the Notes.

The holders of the Notes will be entitled to the benefits of a Registration Rights Agreement dated as of the Closing Date among the Company, the Guarantors and the Purchasers (the “Registration Rights Agreement”), pursuant to which the Company and the Guarantors agree to file with the Securities and Exchange Commission (the “Commission”) (a) a registration statement (the “Exchange Offer Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to another series of the Company’s notes with terms substantially identical to the Notes, except for the restrictions on transfer and certain administrative terms (the “Exchange Notes”), to be offered in exchange for the Notes (the “Exchange Offer”) and (b) under certain circumstances, a shelf registration statement (the “Shelf Registration Statement”) pursuant to Rule 415 of the Securities Act relating to the resale of the Notes and the related Guarantees. The Notes and the Guarantees are herein collectively referred to as the “Offered Securities” and the Exchange Notes and related Guarantees are herein collectively referred to as the “Exchange Securities.”

Each of the Company and the Guarantors hereby agrees with the several Purchasers as follows:

2. Representations and Warranties of the Company and the Guarantors. Each of the Company and the Guarantors represents and warrants to, and agrees with, the several Purchasers that:

(a) Offering Circulars; Certain Defined Terms. The Company has prepared or will prepare a Preliminary Offering Circular and a Final Offering Circular.

For purposes of this Agreement:

“Applicable Time” means 1:30 P.M., New York time, on the date of this Agreement.

“Closing Date” has the meaning set forth in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Final Offering Circular” means the final offering circular relating to the Offered Securities to be offered by the Purchasers that discloses the offering price and other final terms of the Notes and is dated as of the date of this Agreement (even if finalized and issued subsequent to the date of this Agreement).

“Free Writing Communication” means a written communication (as such term is defined in Rule 405) that constitutes an offer to sell or a solicitation of an offer to buy the Offered Securities and is made by means other than the Preliminary Offering Circular or the Final Offering Circular.

“General Disclosure Package” means the Preliminary Offering Circular together with any Issuer Free Writing Communication existing at the Applicable Time which is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule B hereto.

“Issuer Free Writing Communication” means a Free Writing Communication prepared by or on behalf of the Company, used or referred to by the Company or containing a description of the final terms of the Offered Securities or of their offering, in the form retained in the Company’s records.

“Preliminary Offering Circular” means the preliminary offering circular, dated October 9, 2012, relating to the Offered Securities to be offered by the Purchasers.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Securities Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the NASDAQ Stock Market LLC (“Exchange Rules”).

“Supplemental Marketing Material” means any Issuer Free Writing Communication other than any Issuer Free Writing Communication specified on Schedule B hereto. Supplemental Marketing Materials include, but are not limited to, the electronic Bloomberg roadshow slides and the accompanying audio recording.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Securities Act.

(b) Disclosure. As of the date of this Agreement, the Final Offering Circular does not, and as of the Closing Date, the Final Offering Circular will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Applicable Time, and as of the Closing Date, neither (i) the General Disclosure Package, nor (ii) any individual Supplemental Marketing Material, when considered together with the General Disclosure Package, included, or will include, any untrue statement of a material fact or omitted, or will omit, to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding two sentences do not apply to statements in or omissions from the Preliminary Offering Circular, the Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material based upon written information furnished to the Company by any Purchaser through Credit Suisse specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(c) Good Standing of the Company. The Company has been duly incorporated and is existing and in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own and/or lease its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, properties, prospects or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(d) Corporate Structure. Except for Grizzly Holdings, Inc., a Delaware corporation (“Grizzly”), the Guarantors listed on Schedule D hereto are the only subsidiaries, direct or indirect, of the Company.

(e) Subsidiaries. Each Guarantor and Grizzly has been duly formed and is existing and in good standing under the laws of the jurisdiction of its organization, with power and authority (corporate and other) to own and/or lease its properties and conduct its business as described in the General Disclosure Package; and each Guarantor and Grizzly is duly qualified to do business as a foreign corporation or limited liability company, as the case may be, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect; all of the issued and outstanding equity interests in each subsidiary of the Company that is a corporation has been duly authorized and validly issued and are fully paid and nonassessable and all of the limited liability company interests in each subsidiary of the Company that is a limited liability company have been duly authorized and validly issued in accordance with the limited liability company agreement of such subsidiary and are fully paid (to the extent required under such subsidiary’s limited liability company agreement) and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act; and, in each case except as otherwise disclosed in the General Disclosure Package with respect to the pledge thereof in connection with the Company’s revolving credit facility, equity interests in each subsidiary of the Company are owned by the Company, directly or through subsidiaries, free from liens, encumbrances and defects.

(f) Indenture. The Indenture, at the Closing Date, will have been duly authorized, executed and delivered by each of the Company and the Guarantors, and assuming due authorization, execution and delivery thereof by the Trustee will constitute a valid and binding agreement of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws of general applicability relating to or affecting the rights and remedies of creditors or by general equity principles, and except as rights to indemnification and contribution may be limited by applicable law.

(g) The Notes and the Guarantees. On the Closing Date, the Notes to be purchased by the Purchasers from the Company (i) will be in the form contemplated by the Indenture, (ii) will have been duly authorized by the Company for issuance and sale pursuant to this Agreement and the Indenture, (iii) will have been duly executed by the Company, (iv) when authenticated by the Trustee in the manner provided for in the Indenture on the Closing Date and delivered against payment of the purchase price therefor, will have been duly authenticated, issued, executed and delivered and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws of general applicability relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnification and contribution may be limited by applicable law, and (vi) will be entitled to the benefits of the Indenture. On the Closing Date, the Guarantees of the Notes will be in the respective forms contemplated by the Indenture and will have been duly authorized by the Guarantors for issuance pursuant to this Agreement and the

Indenture. When issued by each of the Guarantors, the Guarantees of the Notes will have been duly executed and delivered by each of the Guarantors at the Closing Date and, when the Notes have been authenticated in the manner provided for in the Indenture and issued and delivered against payment of the purchase price therefor, the Guarantees will constitute valid and legally binding agreements of the Guarantors and will be entitled to the benefits provided by the Indenture.

(h) Trust Indenture Act. On the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the rules and regulations of the Commission applicable to an indenture which is qualified thereunder.

(i) No Finder’s Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Purchaser for a brokerage commission, finder’s fee or other like payment in connection with the issuance, purchase and sale of the Notes.

(j) Registration Rights Agreement. The Registration Rights Agreement will have been duly authorized by the Company and the Guarantors on the Closing Date; and, when the Notes are delivered and paid for pursuant to this Agreement on the Closing Date, the Registration Rights Agreement will have been duly executed and delivered and will be the valid and legally binding obligation of each of the Company and the Guarantors, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws of general applicability relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnification and contribution may be limited by applicable law.

(k) Exchange Securities. On the Closing Date, the Exchange Notes will have been duly and validly authorized for issuance by the Company, and when issued and authenticated in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws of general applicability relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnification and contribution may be limited by applicable law, and will be entitled to the benefits of the Indenture. When issued by each Guarantor, the Guarantees of the Exchange Notes will be in the respective forms contemplated by the Indenture and, on the Closing Date, will have been duly authorized by such Guarantors for issuance pursuant to the Indenture. When the Exchange Notes have been authenticated in the manner provided for in the Indenture and issued and delivered in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the Guarantees of the Exchange Notes will constitute valid and legally binding agreements of the Guarantors.

(l) Accurate Descriptions. This Agreement, the Offered Securities, the Exchange Securities, the Indenture and the Registration Rights Agreement will conform in all material respects to the respective statements relating thereto contained in the General Disclosure Package and the Final Offering Circular.

(m) No Registration Rights. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company or the Guarantors, on the one hand, and any person, on the other hand, granting such person the right to require the Company or the Guarantors to file a registration statement under the Securities Act with respect to any debt securities of the Company or the Guarantors or to require the Company or the Guarantors to include such securities with the Notes to be registered pursuant to the Exchange Offer Registration Statement or the Shelf Registration Statement.

(n) Absence of Further Requirements. Subject to compliance by the Purchasers with the representations and warranties set forth in Section 4 hereof and with the offer and sale procedures set forth in this Agreement, no consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Agreement, the Indenture and the Registration Rights Agreement in connection with the offering, issuance and sale of the Notes by the Company and the issuance of the Guarantees by the Guarantors, except for the order of the Commission declaring effective the Exchange Offer Registration Statement or, if required, the Shelf Registration Statement.

(o) Title to Property. Except as disclosed in the General Disclosure Package, the Company, the Guarantors and Grizzly have (i) defensible title to all their interests in the oil and gas properties described in the General Disclosure Package as being owned or leased by them, title investigations having been carried out by the Company in accordance with customary practice in the oil and gas industry and (ii) good and marketable title to all other real property, all other properties and assets described in the General Disclosure Package as owned by them, in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other title defects, except for those arising under the Company’s revolving credit facility as described in the General Disclosure Package and such as do not adversely affect the value of such property and do not interfere with the use made or proposed to be made of such property by the Company, the Guarantors and Grizzly and that, in each case, would not result in a Material Adverse Effect. Except as disclosed in the General Disclosure Package under the heading “Business,” the Company, the Guarantors and Grizzly hold any leased real or personal property that is material to them under valid and enforceable leases; the terms and provisions of such leases do not materially interfere with the use made or to be made of such real or personal property by the Company, the Guarantors or Grizzly.

(p) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement, the Indenture and the Registration Rights Agreement, and the issuance and sale of the Notes and Guarantees and compliance with the terms and provisions hereof and thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company, the Guarantors or Grizzly pursuant to (i) the charter or bylaws or similar organizational documents of the Company, the Guarantors or Grizzly, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, the Guarantors or Grizzly or any of their properties, or (iii) any agreement or instrument to which the Company, the Guarantors or Grizzly is a party or by which the Company, the Guarantors or Grizzly is bound or to which any of the properties of the Company, the Guarantors or Grizzly is subject, except in the case of clauses (ii) and (iii), for any breaches, violations, defaults, liens, charges or encumbrances, which, individually or in the aggregate, would not result in a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company, the Guarantors or Grizzly.

(q) Absence of Existing Defaults and Conflicts. None of the Company, the Guarantors or Grizzly is in violation of its respective charter or bylaws or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except where such violations and defaults of one or more Guarantors or Grizzly have been waived or would not, individually or in the aggregate, result in a Material Adverse Effect.

(r) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by each of the Company and the Guarantors.

(s) Possession of Licenses and Permits. The Guarantors and Grizzly possess, and are in compliance with the terms and conditions of, all adequate certificates, authorizations, franchises, licenses and permits issued by appropriate federal, state, local or foreign regulatory bodies (collectively, “Licenses”) necessary to the ownership of their assets or to the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them, except where the failure to have obtained the same would not cause a Material Adverse Effect and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company, the Guarantors or Grizzly would individually or in the aggregate result in a Material Adverse Effect.

(t) Absence of Labor Dispute. No labor dispute with the employees of the Company, the Guarantors or Grizzly exists or, to the knowledge of the Company or the Guarantors, is imminent that would result in a Material Adverse Effect.

(u) Possession of Intellectual Property. The Company, the Guarantors and Grizzly own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company, the Guarantors or Grizzly, would individually or in the aggregate result in a Material Adverse Effect.

(v) Environmental Laws. Except as disclosed in the General Disclosure Package, (i)(A) the Company, the Guarantors and Grizzly (i) are and have been in compliance with any and all applicable federal, regional, state and local laws, rules, regulations, ordinances, orders, judgments, settlements, codes and decrees relating to pollution or the protection of human health and safety, natural resources and the environment or imposing legally enforceable standards of conduct concerning any Hazardous Materials (as hereinafter defined) (“Environmental Laws”); (ii) have obtained and are in compliance with all permits, licenses, registrations, authorizations, exemptions, waivers and other approvals (“Permits”) required of them under applicable Environmental Laws to conduct their respective operations as they are currently being conducted; (iii) have neither received notice nor knowledge of any actual or potential liability under any Environmental Law (“Notice”) including, without limitation, any liability arising out of or in connection with the generation, use, manufacture, refinement, storage, treatment, handling, transportation, disposal, release, or remediation of any Hazardous Materials by the Company, the Guarantors or Grizzly or, to the knowledge of the Company, any of its predecessors in interest; and (iv) is not a party to or affected by any pending or, to the knowledge of the Company, threatened action, suit or proceeding alleging that the Company, the Guarantors or Grizzly is in violation of or otherwise liable under any Environmental Law, except where such non compliance with Environmental Laws, such failure to obtain and comply with Permits, such Notice, or such involvement in or affect by such action, suit or proceeding would not individually or in the aggregate have a Material Adverse Effect. The term “Hazardous Materials” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “solid waste” or “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum hydrocarbons, petroleum products, natural gas or oil, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous or toxic chemical, material, waste or substance regulated under any applicable Environmental Law. None of the Company, the Guarantors or Grizzly has been notified that any of them is currently named as “potentially responsible party” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(w) Accurate Disclosure. The statements in the General Disclosure Package and the Final Offering Circular under the headings “Material U.S. Federal Income Tax Considerations” and, insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries, in all material respects, of such legal matters, agreements, documents or proceedings and present the information required to be shown.

(x) Absence of Manipulation. None of the Company, the Guarantors or Grizzly has either alone or with one or more other persons taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(y) Statistical and Market-Related Data. Any third-party statistical and market-related data included in the Preliminary Offering Circular, the Final Offering Circular, or any Issuer Free Writing Communication are based on or derived from sources that the Company believes to be reliable and accurate.

(z) Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the General Disclosure Package, the Company, it subsidiaries and the Company’s Board of Directors (the “Board”) are in compliance with the Sarbanes-Oxley and the Exchange Rules, in each case to the extent applicable. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting and legal and regulatory compliance controls (collectively, “Internal Controls”), that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are, and upon consummation of the offering of the Offered Securities will be, overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. The Company has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 90 days the Company does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would result in a Material Adverse Effect.

(aa) Absence of Accounting Issues. A member of the Audit Committee has confirmed to the Chief Executive Officer or Chief Financial Officer that, except as set forth in the General Disclosure Package, the Audit Committee is not reviewing or investigating, and the Company’s independent auditors have not recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s disclosure with respect to, any of the Company’s material accounting policies; (ii) any matter which could result in a restatement of the Company’s consolidated financial statements for any annual or interim period during the current or prior three fiscal years; or (iii) any Internal Control Event.

(bb) Litigation. Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings (including to the Company’s knowledge any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, the Guarantors, Grizzly or any of their respective properties that, if determined adversely to the Company, the Guarantors or Grizzly, would individually or in the aggregate result in a Material Adverse Effect, or would materially and adversely affect the ability of the Company or the Guarantors to perform their obligations under this Agreement, the Indenture or the Registration Rights Agreement or the consummation of the transactions contemplated hereby or thereby, or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are, to the Company or the Guarantors’ knowledge, threatened or contemplated.

(cc) Financial Statements; Auditor Independence. (i) The consolidated financial statements included in the General Disclosure Package present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of and at the dates shown, and the consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows of the Company and its consolidated subsidiaries for the periods shown, and such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. The Company and its consolidated subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off balance sheet obligations or any “variable interest entities” within the meaning of Financial Accounting Standards Board Interpretation No. 46), not disclosed in the General Disclosure Package.

Grant Thornton LLP, who has certified the consolidated financial statements of the Company included in the General Disclosure Package and the Final Offering Circular, is an independent registered public accounting firm with respect to the Company within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act and the Exchange Act.

(dd) Absence of Relationships. No relationship, direct or indirect, exists between or among the Company or its subsidiaries on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or its subsidiaries on the other hand, which would be required by the Securities Act to be described in the Final Offering Circular if the Final Offering Circular were a prospectus included in a registration statement on Form S-1 filed with the Commission and which is not so described. The Final Offering Circular contains in all material respects the same description of the matters set forth in the preceding sentence contained in the General Disclosure Package.

(ee) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company, the Guarantors and Grizzly, taken as a whole, that is material and adverse, (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company, the Guarantors or Grizzly on any class of their capital stock (iii) there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company, the Guarantors and Grizzly, (iv) there has not been any material transaction entered into or any material transaction that is probable of being entered into by the Company, the Guarantors or Grizzly, other than transactions in the ordinary course of business and changes and transactions described in the General Disclosure Package and the Final Offering Circular, and (v) there has not been any obligation, direct or contingent, which is material to the Company, the Guarantors or Grizzly taken as a whole, incurred by the Company, the Guarantors or Grizzly, except obligations incurred in the ordinary course of business.

(ff) Investment Company Act. Neither the Company nor any Guarantor is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”) and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will be an “investment company” as defined in the Investment Company Act.

(gg) Regulations T, U, X. None of the Company, the Guarantors or Grizzly nor any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Notes to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(hh) Ratings. No “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act, (i) has imposed (or has informed the Company or any Guarantor that it is considering imposing) any condition (financial or otherwise) on the Company’s or any Guarantor’s retaining any rating assigned to the Company or any Guarantor or any securities of the Company or any Guarantor or (ii) has indicated to the Company or any Guarantor in writing that it is considering any of the actions described in Section 7(d)(ii) hereof.

(ii) Class of Securities Not Listed. No securities of the same class (within the meaning of Rule 144A(d)(3) of the Securities Act) as the Notes are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

(jj) No Registration. Assuming that the representations and warranties in Section 4 of this Agreement are true and correct and the Purchasers comply with the offer and sale procedures set forth in this Agreement, the offer and sale of the Offered Securities by the Company to the several Purchasers in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof; and it is not necessary to qualify the Indenture under the Trust Indenture Act

(kk) No General Solicitation; No Directed Selling Efforts. Neither the Company, nor the Guarantors, nor any of their respective affiliates, nor any person acting on its or their behalf (other than any Purchaser or any Purchaser’s affiliates or any of their representatives, as to whom the Company and the Guarantors make no representation or warranty) (i) has, within the six-month period prior to the date hereof, offered or sold in the United States or to any U.S. person (as such terms are defined in Regulation S under the Securities Act) the Notes or any security of the same class or series as the Notes or (ii) has offered or will offer or sell the Notes (A) in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) or (B) with respect to any such securities sold in reliance on Rule 903 of Regulation S (“Regulation S”) under the Securities Act, by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S. Each of the Company, the Guarantors, their respective affiliates and any person acting on its or their behalf (other than any Purchaser or any Purchaser’s affiliate or any of their representatives, as to whom the Company and the Guarantors make no representation or warranty) have complied and will comply with the offering restrictions requirement of Regulation S. Neither the Company nor the Guarantors has entered and neither the Company nor the Guarantors will enter into any contractual arrangement with respect to the distribution of the Notes except for this Agreement.

(ll) Reporting Status. The Company is subject to Section 13 or 15(d) of the Exchange Act.

(mm) Insurance. The Company, the Guarantors and Grizzly are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes are adequate for the conduct of their business. All such policies of insurance insuring the Company, the Guarantors and Grizzly are in full force and effect and none of the Company, the Guarantors or Grizzly has any reason to believe that any of them will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

(nn) Taxes. The Company, the Guarantors and Grizzly have filed on a timely basis all foreign, federal, state and local tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not cause a Material Adverse Effect) and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against it to the extent due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or would not cause a Material Adverse Effect.

(oo) No Unlawful Payments. To the best of knowledge of the Company, the Guarantors or any director or executive officer of the Company or the Guarantors, none of the Company, the Guarantors or Grizzly nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company, the Guarantors or Grizzly has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(pp) Anti-Money Laundering. The operations of the Company, the Guarantors and Grizzly are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, the Guarantors or Grizzly with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(qq) Compliance with OFAC. None of the Company, the Guarantors, Grizzly or any director, officer, agent, employee or affiliate of the Company, the Guarantors or Grizzly is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not, directly or indirectly, use the proceeds of the offering of the Notes hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(rr) ERISA. The minimum funding standard under Section 302 of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (“ERISA”), has been satisfied by each “pension plan” (as defined in Section 3(2) of ERISA) which has been established or maintained by the Company, the Guarantors or Grizzly, and the trust forming part of each such plan which is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended, is so qualified; each of the Company, the Guarantors and Grizzly has fulfilled its obligations, if any, under Section 515 of ERISA; none of the Company, the Guarantors or Grizzly maintains or is required to contribute to a “welfare plan” (as defined in Section 3(1) of ERISA) which provides retiree or other post-employment welfare benefits or insurance coverage (other than “continuation coverage” (as defined in Section 602 of ERISA)); each pension plan and welfare plan established or maintained by the Company, the Guarantors and Grizzly are in compliance with the currently applicable provisions of ERISA, except where the failure to comply would not cause a Material Adverse Effect; and none of the Company, the Guarantors or Grizzly has incurred or would reasonably be expected to incur any withdrawal liability under Section 4201 of ERISA, any liability under Section 4062, 4063 or 4064 of ERISA, or any other liability under Title IV of ERISA.

(ss) Reserve Report Data. The oil and gas reserve estimates of the Company and its consolidated subsidiaries contained in the General Disclosure Package have been prepared by independent reserve engineers or by the Company, as applicable, in accordance with Commission guidelines applied on a consistent basis throughout the periods involved, and the Company has no reason to believe that such estimates do not fairly reflect the oil and gas reserves of the Company and its consolidated subsidiaries as of the dates indicated. Except as described in the General Disclosure Package, the Company is not aware of any facts or circumstances that would cause a Material Adverse Effect in the reserves or the present value of future net cash flows therefrom as described in the General Disclosure Package.

(tt) Independent Reserve Engineers. Netherland, Sewell and Associates, Inc. and Ryder Scott Company, L.P., who have certified the reserve information of the Company and its consolidated subsidiaries, have represented to the Company that they are, and the Company believes them to be, independent reserve engineers in accordance with guidelines established by the Commission.

3. Purchase, Sale and Delivery of the Notes. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 96.109% of the principal amount thereof plus accrued interest from October 17, 2012 to the Closing Date (as hereinafter defined) payable on the Closing Date, the respective principal amounts of the Notes set forth opposite the names of the several Purchasers in Schedule A hereto.

The Company will deliver the Notes to the Trustee under the Indenture for the account of Credit Suisse or the several Purchasers, as instructed by Credit Suisse, in the form of one or more global notes in such denominations and registered in the name of Cede & Co., as nominee of the Depositary Trust Company, as representatives may designate against payment of the purchase price by the Purchasers in Federal (same day) funds by wire transfer to an account at a bank specified by the Company and reasonably acceptable to Credit Suisse drawn to the order of Gulfport Energy Corporation at the office of Cravath, Swaine & Moore LLP, at 10:00 A.M., New York time, on October 17, 2012 or at such other time not later than seven full business days thereafter as Credit Suisse and the Company determine, such time being herein referred to as the “Closing Date”. The Notes so to be delivered or evidence of their issuance will be made available for checking at the above office of Cravath, Swaine & Moore LLP at least 24 hours prior to the Closing Date.

4. Representations by Purchasers; Resale by Purchasers. (a) Each Purchaser severally represents and warrants to the Company and the Guarantors that it is an institutional “accredited investor” within the meaning of Rule 501(a)(1),(2),(3) or (7) under the Securities Act.

Each Purchaser severally acknowledges that the Notes have not been registered under the Securities Act and represents and warrants to, and agrees with, the Company and the Guarantors that it will not offer or sell the Offered Securities within the United States or to, or for the account or benefit of, U.S. persons, except (i) pursuant to Rule 144A or any other exemption from the registration requirements of the Securities Act, if available, or (ii) to non-U.S. persons outside the United Stated, in accordance with Regulation S. Each Purchaser severally represents and agrees that it has offered and sold the Notes, and will offer and sell the Notes (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 or Rule 144A. Accordingly, neither such Purchaser nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the Notes, and such Purchaser, its affiliates and all persons acting on its or their behalf have complied and will comply with the offering restrictions requirement of Rule 144A and Regulation S. Each Purchaser severally agrees that, at or prior to confirmation of sale of the Notes, other than a sale pursuant to Rule 144A, such Purchaser will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Notes from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the date of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

Terms used in this subsection (b) have the meanings given to them by Regulation S.

(a) Each Purchaser severally agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement with respect to the distribution of the Notes except for any such arrangements with the other Purchasers or affiliates of the other Purchasers or with the prior written consent of the Company.

(b) Each Purchaser severally agrees that it and each of its affiliates will not offer or sell the Notes in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c), including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Each Purchaser severally agrees, with respect to resales made in reliance on Rule 144A of any of the Notes, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Notes has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.

5. Certain Agreements of the Company and the Guarantors. The Company and Guarantors agree with the several Purchasers that:

(a) Amendments and Supplements to Offering Circulars. The Company and the Guarantors will promptly advise Credit Suisse of any proposal to amend or supplement the Preliminary Offering Circular or the Final Offering Circular at any time and will offer Credit Suisse a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise Credit Suisse promptly of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. If, at any time prior to the completion of the resale of the Notes by the Purchasers, any event occurs as a result of which the Final Offering Circular as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend or supplement the Preliminary Offering Circular or the Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material to comply with applicable law, the Company and the Guarantors promptly will notify Credit Suisse of such event and promptly will prepare and furnish, at its own expense, to the Purchasers and the dealers and to any other dealers at the request of Credit Suisse, an amendment or supplement which will correct such statement or omission or effect such compliance. Neither Credit Suisse’s consent to, nor the Purchasers’ delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7.

(b) Furnishing of Offering Circulars. The Company and the Guarantors will furnish to Credit Suisse copies of the Preliminary Offering Circular, each other document comprising a part of the General Disclosure Package, the Final Offering Circular, all amendments and supplements to such documents and each item of Supplemental Marketing Material, in each case as soon as available and in such quantities as Credit Suisse reasonably requests. At any time when the Company is not subject to Section 13 or 15(d), and any Notes remain “restricted securities” within the meaning of the Securities Act, the Company and the Guarantors will promptly furnish or cause to be furnished to Credit Suisse (and, upon request, to each of the other Purchasers) and, upon request of holders and prospective purchasers of the Notes, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Notes pursuant to Rule 144A(d)(4) (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Notes. The Company will pay the expenses of printing and distributing to the Purchasers all such documents.

(c) Blue Sky Qualifications. The Company and the Guarantors shall cooperate with the Purchasers and counsel for the Purchasers to qualify the Offered Securities for resale under the state securities or blue sky laws of those jurisdictions as Credit Suisse reasonably designates in writing, shall comply with such laws and shall continue such qualifications in effect so long as required for the distribution of the Offered Securities by the Purchasers, provided that the Company will not be required to qualify as a foreign corporation or file a general consent to service of process or take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not presently qualified or required to file such a consent or is subject to taxation.

(d) Reporting Requirements. For so long as the Notes remain outstanding, the Company will furnish, upon request, to Credit Suisse and, upon request, to each of the other Purchasers, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to Credit Suisse and, upon request, to each of the other Purchasers (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to the Company’s stockholders, the Trustee or holders of the Offered Securities and (ii) from time to time, such other information concerning the Company as Credit Suisse may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Purchasers.

(e) Transfer Restrictions. During the period of one year after the Closing Date, the Company will, upon request, furnish to Credit Suisse, each of the other Purchasers and any holder of the Offered Securities a copy of the restrictions on transfer applicable to the Offered Securities.

(f) No Resales by Affiliates. During the period of one year after the Closing Date, unless permitted under Rule 144 of the Securities Act, the Company will not, and will use its commercially reasonable efforts to cause its affiliates (as defined in Rule 144) not to, resell any of the Offered Securities that have been reacquired by any of them, unless such Offered Securities are resold in a transaction registered under the Securities Act.

(g) Investment Company. During the period of two years after the Closing Date, neither the Company nor any Guarantor will be or become an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

(h) Payment of Expenses. The Company and the Guarantors will pay all expenses incidental to the performance of their respective obligations under this Agreement, the Indenture and the Registration Rights Agreement, including but not limited to (i) the fees and expenses of the Trustee and its professional advisers; (ii) all expenses, including transfer taxes and stamp or similar duties, if any, in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Securities and, as applicable, the Exchange Securities, the preparation and printing of this Agreement, the Registration Rights Agreement, the Offered Securities, the Indenture, the Preliminary Offering Circular, any other documents comprising any part of the General Disclosure Package, the Final Offering Circular, all amendments and supplements thereto, each item of Supplemental Marketing Material and any other document relating to the issuance, offer, sale and delivery of the Notes and as applicable, the Exchange Securities; (iii) the cost of any advertising approved by the Company in connection with the issue of the Notes; (v) any expenses (including reasonable fees and disbursements of counsel to the Purchasers) incurred in connection with qualification of the Offered Securities or the Exchange Securities for offer and sale under the blue sky laws or the laws of such jurisdictions in the United States and Canada as Credit Suisse reasonably designates in writing and the preparation and printing of memoranda relating thereto; (vi) any fees charged by investment rating agencies for the rating of the Offered Securities or the Exchange Securities; (vii) costs and expenses incurred in distributing the Preliminary Offering Circular, any other documents comprising any part of the General Disclosure Package, the Final Offering Circular (including any amendments and supplements thereto) and any Supplemental Marketing Material to the Purchasers; and (viii) expenses incurred for preparing, printing and distributing any Issuer Free Writing Communication to investors or prospective investors. The Company and the Guarantors will also pay or reimburse the Purchasers (to the extent incurred by them) for costs and expenses of the Purchasers and the Company’s officers and employees and any other expenses of the Purchasers, the Company and the Guarantors relating to investor presentations on any “road show” in connection with the offering and sale of the Notes including, without limitation, any travel expenses of the Company’s and the Guarantors’ officers and employees and any other expenses of the Company and the Guarantors, except that the Purchasers will pay 50% of the cost of any aircraft chartered in connection with the “road show.” The Purchasers shall pay all of their own costs and expenses, including the fees and disbursements of their counsel, except as provided in this Agreement.

(i) Use of Proceeds. The Company will use the net proceeds received by it in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Notes hereunder to repay any outstanding debt owed to any affiliate of any Purchaser.

(j) Absence of Manipulation. In connection with the offering, until Credit Suisse shall have notified the Company and the other Purchasers, which notice shall be promptly provided upon the written request of the Company, of the completion of the resale of the Offered Securities, neither the Company the Guarantors nor any their affiliates will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities; and neither it nor any of their affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.

(k) Restriction on Sale of Securities. For a period of 90 days after the date hereof, neither the Company nor the Guarantors will, directly or indirectly, take any of the following actions with respect to any United States dollar-denominated debt securities issued or guaranteed by the Company or the Guarantors and having a maturity of more than one year from the date of issue or any securities convertible into or exchangeable or exercisable for any such dollar-denominated debt securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Securities Act relating to Lock-Up Securities or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse, except that the Company is permitted to make (x) such filings or public disclosures with respect to the Exchange Securities and/or Offered Securities in connection with the filing of the Exchange Offer Registration Statement or the consummation of the Exchange Offer, the Shelf Registration Statement and other transactions contemplated by the Registration Rights Agreement and (y) a filing by the Company of a shelf registration statement on Form S-3, or any amendments or supplements thereto, under the Securities Act, which registration statement may include any dollar-denominated debt and other securities, provided further, than no sales under any such shelf registration statement shall be permitted during this 90-day period. Neither the Company nor the Guarantors will at any time directly or indirectly, take any action referred to in clauses (i) through (v) above with respect to any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(2) of the Securities Act or the safe harbor of Regulation S thereunder to cease to be applicable to the offer and sale of the Offered Securities.

(l) Eligibility for Clearance. The Company and the Guarantors will reasonably assist the Purchaser to permit the Offered Securities to be eligible for clearance and settlement through the facilities of DTC.

6. Free Writing Communications. (a) Issuer Free Writing Communications. Each of the Company and the Guarantors represents and agrees that, unless it obtains the prior consent of Credit Suisse, and each Purchaser represents and agrees that, unless it obtains the prior consent of the Company and Credit Suisse, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Communication.

Term Sheets. The Company consents to the use by any Purchaser of a Free Writing Communication that (i) contains only (A) information describing the preliminary terms of the Offered Securities or their offering or (B) information that describes the final terms of the Offered Securities or their offering and that is included in or is subsequently included in the Final Offering Circular, including by means of a pricing term sheet in the form of Exhibit B-1 hereto, or (ii) does not contain any material information about the Company or the Guarantors or their respective securities that was provided by or on behalf of the Company or the Guarantors; it being understood and agreed that the Company and each Guarantor shall not be responsible to any Purchaser for liability arising from any inaccuracy in such Free Writing Communications referred to in clause (i) or (ii) as compared with the information in the Preliminary Offering Circular, the Final Offering Circular or the General Disclosure Package and any such inaccurate Free Writing Communication shall not be an Issuer Free Writing Communication for purposes of this Agreement.

7. Conditions of the Obligations of the Purchasers. The obligations of the several Purchasers to purchase and pay for the Notes will be subject to the accuracy of the representations and warranties of each of the Company and the Guarantors herein (as though made on the Closing Date), to the accuracy of the statements of officers of each of the Company and the Guarantors made pursuant to the provisions hereof, to the performance by each of the Company and the Guarantors of their respective obligations hereunder and to the following additional conditions precedent:

(a) Accountants’ Comfort Letter. The Purchasers shall have received letters, dated, respectively, the date hereof concerning the financial information with respect to the Company set forth in the General Disclosure Package and the Closing Date concerning the financial information with respect to the Company set forth in the Final Offering Circular, of Grant Thornton LLP confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and substantially in the form of Schedule C hereto (except that, in any letter dated on the Closing Date, the specified date referred to in Schedule C hereto shall be a date no more than three days prior to such Closing Date).

(b) Reserve Engineers’ Comfort Letter. The Purchasers shall have received letters, dated, respectively, the date hereof and the Closing Date, from each of Netherland, Sewell & Associates, Inc. and Ryder Scott Company, L.P. stating the conclusions and findings of such firm with respect to certain of the oil and natural gas reserves of the Company and certain other related information contained in the General Disclosure Package and Final Offering Circular, as applicable, in each case, in form and substance reasonably satisfactory to Credit Suisse and attached hereto as Schedules F-1 and F-2, respectively.

(c) Chief Reserve Engineer Certificate. Credit Suisse shall have received a certificate dated, respectively, the date hereof and the Closing Date, from Steven R. Baldwin, the Company’s chief reserve engineer, certifying as to the Company’s internal reserve report dated December 31, 2011 and in a form reasonably satisfactory to Credit Suisse and attached hereto as Schedule G.

(d) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, or properties or prospects of the Company, the Guarantors and Grizzly taken as a whole which, in the judgment of Credit Suisse, is material and adverse and makes it impractical or inadvisable to proceed with the completion of the offering or the sale of and payment for the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company or the Guarantors by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company or the Guarantors (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company or the Guarantors has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of Credit Suisse, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market, (iv) any suspension or material limitation of trading in securities generally on The NASDAQ Global Select Market, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company or the Guarantors on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. Federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed; or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of Credit Suisse, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Notes.

(e) Opinions of Counsel for Company. The Purchasers shall have received an opinion or opinions, dated the Closing Date, of Akin, Gump, Strauss, Hauer & Feld LLP, counsel for the Company and the Guarantors substantially in the form set forth in Schedule E.

(f) Opinion of Counsel for Purchasers. The Purchasers shall have received from Cravath, Swaine & Moore LLP, counsel for the Purchasers, such opinion or opinions, dated the Closing Date, and with reference to same in the Final Offering Circular, with respect to such matters as Credit Suisse may require, and each of the Company and the Guarantors shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(g) Officers’ Certificate. The Purchasers shall have received certificates, dated the Closing Date, of an executive officer of the Company and the Guarantors and a principal financial or accounting officer of the Company and the Guarantors in which such officers shall state that the representations and warranties of the Company and the Guarantors in this Agreement are true and correct, that the Company and the Guarantors have complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date, and that, subsequent to the date of the most recent financial statements in the General Disclosure Package there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company, the Guarantors and Grizzly taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(h) Additional Documents. Each of the Company and the Guarantors shall have executed and delivered the Registration Rights Agreement in form and substance reasonably satisfactory to the Purchasers, and the Registration Rights Agreement shall be in full force and effect.

(i) The Company shall have delivered to the Purchasers the fifth amendment to its secured credit agreement dated as of September 30, 2010, as amended from time to time (the “Credit Agreement”), among the Company, The Bank of Nova Scotia, N.A., as administrative agent (the “Agent”), and the other lenders party thereto, executed by each of the Company, the Agent and the Required Lenders (as defined therein), and substantially in a form to be mutually agreed upon by the Company and the Purchasers.

Documents described as being “in the agreed form” are documents which are in the forms which have been initialed for the purpose of identification by Cravath, Swaine & Moore LLP, copies of which are held by the Company, the Guarantors and Credit Suisse, with such changes as Credit Suisse may approve.

The Company and the Guarantors will furnish the Purchasers with such conformed copies of such opinions, certificates, letters and documents as the Purchasers reasonably request. Credit Suisse may in its sole discretion waive on behalf of the Purchasers compliance with any conditions to the obligations of the Purchasers hereunder, whether in respect of an Optional Closing Date or otherwise.

8. Indemnification and Contribution. (a) Indemnification of Purchasers. The Company and the Guarantors will jointly and severally indemnify and hold harmless each Purchaser, its officers, employees, agents, partners, members, directors and its affiliates and each person, if any, who controls such Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Circular or the Final Offering Circular, in each case as amended or supplemented or any Issuer Free Writing Communication (including with limitation, any Supplemental Marketing Material), any Exchange Act Report or arise out of or are based upon the omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, preparing or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto) whether threatened or commenced and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Purchaser through Credit Suisse specifically for use therein, it being understood and agreed that the only such information consists of the information furnished by any Purchaser described as such in subsection (b) below.

(b) Indemnification of Company. Each Purchaser will severally and not jointly indemnify and hold harmless each of the Company, the Guarantors and their respective directors, officers, employees, agents and each person, if any, who controls the Company or the Guarantors within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Purchaser Indemnified Party”), against any losses, claims, damages or liabilities to which such Purchaser Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Circular or the Final Offering Circular, in each case as amended or supplemented, or any Issuer Free Writing Communication or arise out of or are based upon the omission or the alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Purchaser through Credit Suisse specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Purchaser Indemnified Party in connection with investigating, preparing or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Purchaser Indemnified Party is a party thereto) whether threatened or commenced based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Purchaser consists of the following information in the Preliminary Offering Circular and the Final Offering Circular furnished on behalf of each Purchaser: the third paragraph, the second sentence of the eighth paragraph, the tenth paragraph, the eleventh paragraph and the third and fourth sentences of the fourteenth paragraph, in each case under the caption “Plan of Distribution”; provided, however, that the Purchasers shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(a) of this Agreement.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d) Contribution. If the indemnification provided for in this Section 8 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantors on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Purchasers from the Company under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors or the Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Notes purchased by it were resold exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint. The Company, the Guarantors and the Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9. Default of Purchasers. If any Purchaser or Purchasers default in their obligations to purchase the Notes hereunder on the Closing Date and the aggregate principal amount of the Notes that such defaulting Purchaser or Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of the Notes that the Purchasers are obligated to purchase on the Closing Date, Credit Suisse may make arrangements satisfactory to the Company for the purchase of such Notes by other persons, including any of the Purchasers, but if no such arrangements are made by the Closing Date, the non-defaulting Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Notes that such defaulting Purchasers agreed but failed to purchase on the Closing Date. If any Purchaser or Purchasers so default and the aggregate principal amount of the Notes with respect to which such default or defaults occur exceeds 10% of the total principal amount of the Notes and arrangements satisfactory to Credit Suisse and the Company for the purchase of such Notes by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Purchaser or the Company, except as provided in Section 10. As used in this Agreement, the term “Purchaser” includes any person substituted for a Purchaser under this Section 9. Nothing herein will relieve a defaulting Purchaser from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company, the Guarantors or their respective officers and of the several Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Purchaser, the Company, the Guarantors or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Notes. If this Agreement is terminated pursuant to Section 9 or for any reason the purchase of the Notes by the Purchasers is not consummated, the Company and the Guarantors shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Company, the Guarantors and the Purchasers pursuant to Section 8 shall remain in effect. If the purchase of the Offered Securities by the Purchasers is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 7(d), the Company and the Guarantors will reimburse the Purchasers for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Purchasers, will be mailed, hand delivered, couriered or facsimiled and confirmed to the Purchasers, c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: LCD-IBD, or, if sent to the Company or the Guarantors, will be mailed, hand delivered, couriered or facsimiled and confirmed to it at 14313 North May Avenue, Suite 100, Oklahoma City, OK 73134, Attention: Michael G. Moore, with a copy (which shall not constitute notice) to Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1700 Pacific Avenue, Suite 4100, Dallas, TX 75103, Attention: Seth R. Molay, P.C., provided, however, that any notice to a Purchaser pursuant to Section 8 will be mailed, hand delivered, couriered or facsimiled and confirmed to such Purchaser.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder, except that holders of the Offered Securities shall be entitled to enforce the agreements for their benefit contained in the second and third sentences of Section 5(b) hereof against the Company as if such holders were parties thereto.

13. Representation of Purchasers. Credit Suisse will act for the several Purchasers in connection with this purchase, and any action under this Agreement taken by Credit Suisse will be binding upon all the Purchasers.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. Each of the Company and the Guarantors acknowledges and agrees that:

(a) No Other Relationship. The Purchasers have been retained solely to act as initial purchasers in connection with the initial purchase, offering and resale of the Notes and that no fiduciary, advisory or agency relationship between the Company or the Guarantors and the Purchasers have been created in respect of any of the transactions contemplated by this Agreement, the Preliminary Offering Circular or the Final Offering Circular, irrespective of whether the Purchasers have advised or are advising the Company or the Guarantors on other matters;

(b) Arm’s-Length Negotiations. The purchase price of the Notes set forth in this Agreement was established by the Company and the Guarantors following discussions and arms-length negotiations with the Purchasers and the Company and the Guarantors are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. Each of the Company and the Guarantors has been advised that the Purchasers and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or the Guarantors and that the Purchasers have no obligation to disclose such interests and transactions to the Company or the Guarantors by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. Each of the Company and the Guarantors waives, to the fullest extent permitted by law, any claims it may have against the Purchasers for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Purchasers shall have no liability (whether direct or indirect) to the Company or the Guarantors in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company or the Guarantors.

16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Each of the Company and the Guarantors hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Company and the Guarantors irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

[Signature Page Follows]

If the foregoing is in accordance with the Purchasers’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company, the Guarantors and the several Purchasers in accordance with its terms.

Very truly yours,

GULFPORT ENERGY CORPORATION

By:	/s/ Michael G. Moore
	Name:	Michael G. Moore
	Title:	Vice President, Chief Financial Officer and Secretary

JAGUAR RESOURCES LLC

By:	/s/ Michael G. Moore
	Name:	Michael G. Moore
	Title:	Vice President, Chief Financial Officer and Secretary

PUMA RESOURCES, INC.

By:	/s/ Michael G. Moore
	Name:	Michael G. Moore
	Title:	Vice President, Chief Financial Officer and Secretary

GATOR MARINE, INC.

By:	/s/ Michael G. Moore
	Name:	Michael G. Moore
	Title:	Vice President, Chief Financial Officer and Secretary

GATOR MARINE IVANHOE, INC.

By:	/s/ Michael G. Moore
	Name:	Michael G. Moore
	Title:	Vice President, Chief Financial Officer and Secretary

WESTHAWK MINERALS LLC

By:	/s/ Michael G. Moore
	Name:	Michael G. Moore
	Title:	Vice President, Chief Financial Officer and Secretary

The foregoing Purchase Agreement

is hereby confirmed and accepted

as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

Acting on behalf of itself

and as the Representative of

the several Purchasers

BY CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/Aaron Gaydosik
Name:	Aaron Gaydosik
Title:	Director

SCHEDULE A

Purchasers	Principal Amount of the Notes
Credit Suisse Securities (USA) LLC	$128,864,000.00
Scotia Capital (USA) Inc.	30,928,000.00
Deutsche Bank Securities Inc.	20,619,000.00
Capital One Southcoast, Inc.	7,732,000.00
IBERIA Capital Partners L.L.C.	7,732,000.00
Johnson Rice & Company L.L.C.	7,732,000.00
KeyBanc Capital Markets Inc.	7,732,000.00
SunTrust Robinson Humphrey, Inc.	7,732,000.00
Wunderlich Securities, Inc.	7,732,000.00
RBC Capital Markets, LLC	7,732,000.00
Simmons & Company International	5,155,000.00
Sterne, Agee & Leach, Inc.	5,155,000.00
Burnham Securities Inc.	5,155,000.00
Total	$250,000,000

SCHEDULE B

Issuer Free Writing Communications (included in the General Disclosure Package)

1. Final term sheet, dated October 12, 2012, a copy of which is attached hereto as Exhibit B-1.

GULFPORT ENERGY CORPORATION

$250,000,000 7.750 % Senior Unsecured Notes due 2020

This term sheet to the preliminary confidential offering circular dated October 9, 2012 (the “Preliminary Offering Circular”) related to the offering of the notes described above should be read together with the Preliminary Offering Circular before making an investment decision with regard to the notes.

Pricing Term Sheet
Issuer:	Gulfport Energy Corporation

Security Description:	Senior unsecured notes

Distribution:	Rule 144A and Regulation S (with registration rights)

Principal Amount:	$250,000,000

Gross Proceeds:	$246,335,000

Maturity:	November 1, 2020

Coupon:	7.750%

Offering Price:	98.534%

Yield to Maturity:	8.000%

Spread to Treasury:	672 bps

Benchmark:	UST 2.625% due November 15, 2020

Ratings:	B3 / CCC+ (1)

Interest Payment Dates:	Semi-annually or each May 1 and November 1, commencing May 1, 2013

Record Dates:	April 15 and October 15

Equity Clawback:	Redeem until November 1, 2015 at 107.750% for up to 35.0%

Optional Redemption:	Callable, on or after the following dates, and at the following prices: Date Price November 1, 2016 103.875% November 1, 2017 101.938% November 1, 2018 and thereafter 100.000%

Make-Whole:	Callable prior to November 1, 2016 at make-whole call

Trade Date:	October 12, 2012

Settlement Date:	October 17, 2012 (T +3)

CUSIP Numbers:	144A: 402635AA4 Reg S: U40347AA1

ISIN Numbers:	144A: US402635AA41 Reg S: USU40347AA17

Increments:	$1,000

Sole Book Runner:	Credit Suisse Securities (USA) LLC

Joint Lead Managers:	Scotia Capital (USA) Inc. Deutsche Bank Securities Inc.

Co-Managers:

Capital One Southcoast, Inc.

IBERIA Capital Partners L.L.C.

Johnson Rice & Company L.L.C.

KeyBanc Capital Markets Inc.

SunTrust Robinson Humphrey, Inc.

Wunderlich Securities, Inc.

RBC Capital Markets, LLC

Simmons & Company International

Sterne, Agee & Leach, Inc.

Burnham Securities Inc.(2)

(1)	These securities ratings have been provided by Moody’s and S&P. Neither of these ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.
(2)	KLR Group operates pursuant to an Office of Supervisory Jurisdiction with Burnham Securities Inc.

Updates to the Preliminary Offering Circular

1. Third quarter 2012 production is currently estimated to be in the range of 6,950 to 7,050 BOE per day. Production results during the third quarter were adversely impacted by the shut in and evacuation of West Cote Blanche Bay during Hurricane Isaac and regulatory delays associated with initial midstream infrastructure build out in the Utica Shale.

2. Gulfport currently expects capital expenditures for 2013 to be in the range of $365.0 million to $375.0 million, excluding potential capital expenditures relating to Grizzly Oil Sands ULC. However, if Gulfport completes the previously announced contribution of its Permian Basin oil and natural gas interests to Diamondback Energy, Inc. in connection with its proposed initial public offering, Gulfport estimates that its 2013 capital expenditures would be reduced to a range of $317.0 million to $327.0 million, excluding potential capital expenditures relating to Grizzly Oil Sands ULC.

3. On October 11, 2012, Gulfport completed its previously announced contribution of all of its oil and gas interests in the Permian Basin to Diamondback Energy, Inc. (“Diamondback”). At the closing of that transaction, Diamondback issued Gulfport (i) 7,914,036 shares of Diamondback common stock and (ii) a promissory note for $63.6 million, which will be paid to Gulfport at the closing of Diamondback’s initial public offering. The closing is expected to occur on or about October 17, 2012. This aggregate consideration is subject to a post-closing cash adjustment. If the contribution transaction had closed on September 30, 2012, based on preliminary estimates Diamondback believes it would have owed Gulfport approximately $16.0 million for this post-closing adjustment. However, the actual amount due based on the October 11, 2012 closing date has not been determined, and the actual amount may vary materially from the estimated amount on September 30, 2012.

This term sheet is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of these securities or the offering and is qualified in its entirety by reference to the Preliminary Offering Circular. The information in this term sheet supplements the Preliminary Offering Circular and supersedes the Preliminary Offering Circular to the extent it is inconsistent with the information in the Preliminary Offering Circular.

This communication is being distributed in the United States solely to Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act of 1933, and outside the United States solely to non-U.S. persons as defined under Regulation S. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

SCHEDULE C

Credit Suisse shall have received letters, dated, respectively, the date hereof on the General Disclosure Package and the Closing Date on the Final Offering Circular, confirming that Grant Thornton LLP is a registered public accounting firm and independent public accountants within the meaning of the Securities Laws to the effect that:

(i) in their opinion the audited consolidated financial statements examined by them and included in the [Preliminary Offering Circular] [Final Offering Circular] comply as to form in all material respects with the applicable accounting requirements of the Securities Laws;

(ii) with respect to the period(s) covered by the unaudited quarterly consolidated financial statements included in the Preliminary and Final Offering Circular, they have performed the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in AU 722, Interim Financial Information, on the unaudited quarterly consolidated financial statements (including the notes thereto) of the Company and its consolidated subsidiaries included in the Preliminary and Final Offering Circular, and have made inquiries of certain officials of the Company who have responsibility for financial and accounting matters of the Company and its consolidated subsidiaries as to whether such unaudited quarterly consolidated financial statements comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the related published rules and regulations; they have read the latest unaudited monthly consolidated financial statements (including the notes thereto) of the Company and its consolidated subsidiaries made available by the Company and the minutes of the meetings of the stockholders, Board of Directors and committees of the Board of Directors of the Company; and have made inquiries of certain officials of the Company who have responsibility for financial and accounting matters of the Company and its consolidated subsidiaries as to whether the unaudited monthly financial statements are stated on a basis substantially consistent with that of the audited consolidated financial statements included in the Preliminary and Final Offering Circular; and on the basis thereof, nothing came to their attention which caused them to believe that:

(A) the unaudited financial statements included in the Preliminary and Final Offering Circular do not comply as to form in all material respects with the applicable accounting requirements of the Securities Laws, or that any material modifications should be made to the unaudited quarterly consolidated financial statements for them to be in conformity with generally accepted accounting principles;

(B) with respect to the period subsequent to the date of the most recent unaudited quarterly consolidated financial statements included in the Preliminary and Final Offering Circular, at a specified date at the end of the most recent month, there were any increases in the short-term debt or long-term debt of the Company, and its consolidated subsidiaries, or any change in stockholders’ equity or the consolidated capital stock of the Company and its consolidated subsidiaries or any decreases in the net current assets or net assets of the Company and its consolidated subsidiaries, as compared with the amounts shown on the latest balance sheet included in the General Disclosure Package or for the period from the day after the date of the most recent unaudited quarterly consolidated financial statements included in the General Disclosure Package for such entities to such specified date, there were any decreases, as compared with the corresponding period in the preceding year, in consolidated net sales, net operating income, or in total consolidated income before extraordinary items or net income of the Company and its consolidated subsidiaries except for such changes, increases or decreases set forth in such letter;

(iii) With respect to any period as to which officials of the Company have advised that no consolidated financial statements as of any date or for any period subsequent to the specified date referred to in (ii)(B) above are available, they have made inquiries of certain officials of the Company who have responsibility for the financial and accounting matters of the Company and its consolidated subsidiaries as to whether, at a specified date not more than three business days prior to the date of such letter, there were any increases in the short-term debt or long-term debt of the Company and its consolidated subsidiaries, or any change in stockholders’ equity or the consolidated capital stock of the Company and its consolidated subsidiaries or any decreases in the net current assets or net assets of the Company and its consolidated subsidiaries, as compared with the amounts shown on the most recent balance sheet for such entities included in the General Disclosure Package; or for the period from the day after the date of the most recent unaudited quarterly financial statements for such entities included in the General Disclosure Package to such specified date, there were any decreases, as compared with the corresponding period in the preceding year, in net sales, net operating income, or in the total consolidated income before extraordinary items or net income of the Company and its consolidated subsidiaries and, on the basis of such inquiries and the review of the minutes described in paragraph (ii) above, nothing came to their attention which caused them to believe that there was any such change, increase, or decrease, except for such changes, increases or decreases set forth in such letter;

(iv) with respect to the period(s) covered by the unaudited pro forma condensed consolidated financial statements in the Preliminary and Final Offering Circular, they have made inquiries of certain officials of the Company who have responsibility for financial and accounting matters of the Company and its consolidated subsidiaries as to the basis for the determination of the pro forma adjustments and whether such unaudited pro forma condensed consolidated financial statements comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the related published rules and regulations; have proved the arithmetic accuracy of the application of the pro forma adjustments to the historical amounts in the unaudited pro forma condensed consolidated financial statements; and on the basis thereof, nothing came to their attention which caused them to believe that:

(A) the unaudited pro forma condensed consolidated financial statements included in the Preliminary and Final Offering Circular do not comply as to form in all material respects with the applicable accounting requirements of the Securities Laws, and the pro forma adjustments have not been properly applied to the historical amounts in the compilation of those statements; and

(iv) they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial and statistical information contained in the Preliminary Offering Circular, each other document comprising any part of the General Disclosure Package, the Final Offering Circular and each item of Supplemental Marketing Material (other than any Supplemental Marketing Material that is an electronic road show) (in each case to the extent that such dollar amounts, percentages and other financial and statistical information are derived from the general accounting records of the Company and its consolidated subsidiaries or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial and statistical information to be in agreement with such results.

SCHEDULE D

Subsidiary	Jurisdiction of Incorporation
Jaguar Resources LLC	Delaware
Puma Resources, Inc.	Delaware
Gator Marine, Inc.	Delaware
Gator Marine Ivanhoe, Inc. Westhawk Minerals LLC	Delaware Delaware

SCHEDULE E

[Opinions to be given by Akin Gump]

(i) Each of the Company, the Guarantors (other than Jaguar and Westhawk) and Grizzly is a corporation that is validly existing and in good standing under the laws of the State of Delaware, the jurisdiction of its incorporation. Each of Jaguar and Westhawk is a limited liability company that is validly existing and in good standing under the laws of the State of Delaware. Each of the Company, the Guarantors and Grizzly has the corporate or limited liability company, as the case may be, power and authority to own, lease, hold and operate its properties and conduct its business as described in the General Disclosure Package and the Final Offering Circular. Each of the Company, the Guarantors and Grizzly is duly qualified to do business as a foreign corporation or limited liability company, as the case may be, in good standing in each jurisdiction listed on Schedule [•] hereto.

(ii) Each of the Company and the Guarantors has the corporate or limited liability company, as the case may be, power and authority to execute, deliver and perform its obligations under the Purchase Agreement, the Indenture, the Registration Rights Agreement, the Notes and the Guarantees thereof and to authorize, issue and sell the Offered Securities contemplated by the Purchase Agreement.

(iii) The execution, delivery and performance of the Indenture (including the Guarantees set forth therein) have been duly authorized by all necessary corporate or limited liability company, as the case may be, action on the part of each of the Company and the Guarantors. The Indenture has been duly executed and delivered by each of the Company and the Guarantors. The execution, delivery and issuance of the Notes have been duly authorized by all necessary corporate action on the part of the Company, and, when executed by the Company and authenticated by the Trustee in the manner provided in the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee) and delivered against payment of the purchase price therefor, will constitute binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Notes are in the forms contemplated by the Indenture. The Indenture (including the Guarantees set forth therein) constitute valid and binding obligations of each of the Company and the Guarantors, as applicable, enforceable against the Company and the Guarantors, as applicable, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Notes and the Guarantees are entitled to the benefits of the Indenture.

(iv) The execution, delivery and performance of the Exchange Notes and the Guarantees thereof provided for in the Indenture have been duly authorized by all necessary corporate or limited liability company, as the case may be, action on the part of each of the Company and the Guarantors, as applicable; and when the Exchange Notes are issued, executed and authenticated in accordance with the terms of the Exchange Offer and the Indenture, will be the valid and binding obligations of the Company and the Guarantors, as applicable, enforceable against the Company and the Guarantors, as applicable, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(v) The execution, delivery and performance of the Registration Rights Agreement have been duly authorized by all necessary corporate or limited liability company, as the case may be, action on the part of each of the Company and the Guarantors. The Registration Rights Agreement has been duly executed and delivered by each of the Company and the Guarantors. The Registration Rights Agreement constitutes the valid and binding obligation of each of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(vi) No consent, approval, authorization or order of, notice to, or registration or filing with, any person (including any governmental agency or body or any court) is required under any Included Law for the due execution, delivery or performance by the Company and the Guarantors of the Purchase Agreement or for the consummation of the transactions contemplated by the Purchase Agreement, the Indenture and the Registration Rights Agreement in connection with the offering, issuance and sale of the Notes by the Company and the Guarantees by the Guarantors, except for (a) routine filings necessary in connection with the conduct of the businesses of the Company and the Guarantors, (b) filings as may be required under federal, state or foreign securities laws, as to which such counsel express no opinion in this paragraph, (c) filings necessary to maintain existence and good standing, (d) such other filings as have been obtained or made and (e) the order of the Commission declaring effective the Exchange Offer Registration Statement or, if required, the Shelf Registration Statement.

(vii) Neither the execution and delivery of the Indenture (including the Guarantees therein), the Notes, the Purchase Agreement and the Registration Rights Agreement by the Company and the Guarantors and the performance by the Company and the Guarantors of their respective obligations thereunder, nor the issuance and sale of the Offered Securities, will (a) result in a violation of the terms of the charter or bylaws or similar organizational documents of the Company and the Guarantors, (b) whether with or without the giving of notice or passage of time or both, constitute a breach of, or default or Debt Repayment Triggering Event under, any Reviewed Agreement, (c) violate any Included Law, (d) result in the violation of any Reviewed Order or (e) result in the creation or imposition under any Reviewed Agreement of any lien, charge or encumbrance upon any property or assets of the Company or the Guarantors except as contemplated by the Purchase Agreement, the Indenture and the Registration Rights Agreement.

(viii) The execution, delivery and performance of the Purchase Agreement has been duly authorized by all necessary corporate or limited liability company, as the case may be, action on the part of each of the Company and the Guarantors. The Purchase Agreement has been duly executed and delivered by each of the Company and the Guarantors.

(ix) Assuming, without independent investigation, (a) that the Offered Securities are sold to the several Purchasers pursuant to the Purchase Agreement, and initially resold by the Purchasers, in accordance with the terms of and in the manner contemplated by, the Purchase Agreement and the Final Offering Circular, (b) the accuracy of the representations and warranties of the Company and the Guarantors set forth in the Purchase Agreement and in those certain certificates delivered on the date hereof, (c) the accuracy of the representations and warranties of the Purchasers set forth in the Purchase Agreement, (d) the due performance by the Company, the Guarantors and the Purchasers of their respective covenants and agreements set forth in the Purchase Agreement, (e) the timely filing of all notices required to be filed with any Federal agency subsequent to the date hereof in order to secure exemption from the registration requirements of the Securities Act, (f) the Purchasers’ compliance with the transfer procedures and restrictions described in the Final Offering Circular and (g) the accuracy of the representations and warranties made in accordance with the Purchase Agreement and the “Notice to Investors” section of the Final Offering Circular by each purchaser to whom the Purchasers initially resell the Offered Securities, it is not necessary to register the Offered Securities under the Securities Act or to qualify an indenture in respect thereof under the Trust Indenture Act of 1939, as amended, in each case in connection with the issuance and sale of the Offered Securities by the Company and the Guarantors to the Purchasers or in connection with the initial resale of the Offered Securities by the Purchasers in the manner contemplated by the Purchase Agreement and the Final Offering Circular, it being expressly understood that such counsel express no opinion as to any subsequent re-offer or resale of any of the Offered Securities.

(x) Neither the Company nor any Guarantor is, and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, neither the Company nor any Guarantor will be, an “investment company” required to register under and within the meaning of the Investment Company Act.

(xi) The statements in the General Disclosure Package and the Final Offering Circular under the heading “Tax Matters”, insofar as such statements purport to constitute summaries of federal or state statutes, rules and regulations that constitute Included Laws, fairly present, in all material respects, the information purported to be included therein.

(xii) The statements in each of the General Disclosure Package and the Final Offering Circular under the captions “Description of the Notes” and “Description of other Indebtedness,” insofar as they purport to constitute summaries of the terms of contracts and other documents, fairly present, in all material respects, the information purported to be included therein.

Negative Assurance

Because the primary purpose of such counsel’s professional engagement was not to establish or confirm factual matters or financial, accounting, statistical or reserve information, and because many determinations involved in the preparation of the General Disclosure Package or the Final Offering Circular are of a wholly or partially non-legal character, except as set forth in paragraphs (xi) and (xii) of this letter, such counsel is not passing upon and does not assume any responsibility for the accuracy, completeness or fairness of the statements contained or incorporated by reference in the General Disclosure Package and the Final Offering Circular and such counsel makes no representation that it has independently verified the accuracy, completeness or fairness of such statements.

However, in the course of our acting as counsel to the Company in connection with its preparation of the General Disclosure Package and the Final Offering Circular, such counsel participated in conferences and telephone conversations with representatives of the Company, the internal reserve engineer of the Company, representatives of the independent public accountants for the Company, representatives of the independent petroleum engineers of the Company, representatives of the Purchasers and representatives of the Purchasers’ counsel, during which conferences and conversations the contents of the General Disclosure Package and the Final Offering Circular and related matters were discussed, and such counsel reviewed certain corporate records and documents furnished to such counsel by the Company and certain documents publicly filed by the Company with the Commission.

Subject to the foregoing, such counsel confirms to you that, on the basis of the information we gained in the course of performing the services referred to above, no facts have come to our attention that cause such counsel to believe that:

(i)	the General Disclosure Package, as of the Applicable Time, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

(ii)	the Final Offering Circular, as of its date and as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

except that in the case of each of clauses (i) and (ii) above, such counsel does not express any view as to the: financial statements and related notes and schedules or other financial data, accounting data or reports on the effectiveness of internal control over financial reporting; oil and gas reserves; or statistical data derived from such financial data or oil and gas reserves and related net future cash flows contained or incorporated by reference in or omitted from the General Disclosure Package or the Final Offering Circular.

Schedule G

Gulfport Energy Corporation

OFFICER’S CERTIFICATE

(Reserve Reports)

Capitalized terms used but not defined in this certificate have the meaning ascribed to them in the Purchase Agreement, dated October 12, 2012, among the Gulfport Energy Corporation, a Delaware corporation (the “Company”), the Guarantors party thereto and Credit Suisse Securities (USA) LLC as representative of the several Purchasers named in Schedule A thereto (the “Purchase Agreement”). This certificate is being delivered pursuant to the terms of the Purchase Agreement.

In connection with the offering of the 7.750% Senior Notes due 2020, and to assist the Purchasers (as defined in the Purchase Agreement) in conducting and documenting their investigation of the affairs of the Company and the Guarantors in connection with the offering of the 7.750% Senior Notes due 2020, I, Steven R. Baldwin, Senior Reservoir Engineer of the Company, do hereby certify as follows:

1. As Senior Reservoir Engineer of the Company, for each of the years ended December 31, 2009, 2010 and 2011, I have had primary supervisory responsibility for the preparation of internal reports (collectively the “Reports”) of the estimates of proved reserves and related future net revenues, to the Company’s interest, for each of (i) the properties in the East and West Hackberry Fields, except the report for the East and West Hackberry Fields for 2011 was prepared by Netherland, Sewell & Associates, Inc., the Company’s independent petroleum engineers, (ii) the Company’s interest in the Bakken Play and (iii) certain other minor interests in various states.

2. I am familiar with the standards pertaining to the estimating and auditing of oil and gas reserve information promulgated by the Securities and Exchange Commission (the “SEC”), as in effect at each of the year ends of the respective reports.

3. The estimates of the Company’s proved reserves contained in each of the Reports, and the computations made in connection therewith, were made in accordance with the provisions of Rule 4-10 of Regulation S-X promulgated by the SEC and have been prepared in a manner consistent and in compliance with such other published interpretations and criteria pertaining to the estimation of proved oil and gas reserves and related future net revenues promulgated by the SEC, as such Rule was in effect and as such interpretations and criteria were published as of the year end date to which the Report relates.

4. The engineering estimates were based on the latest production data available at the time of the estimates, usually through November or December of the year end to which the Report relates. As of the date of this letter, no additional information has been brought to my attention which would lead me to believe that there would be a material downward change in the estimated proved reserves at December 31, 2011 attributable to the Company’s interests other than as a result of pricing changes and production since December 31, 2011.

5. I have reviewed the circled reserve information related to certain of the Company’s proved reserves derived from the Reports on pages attached hereto as Appendix A from the Preliminary Offering Circular and the Final Offering Circular (each as defined in the Purchase Agreement). I confirm that such circled information has been accurately derived from the Reports.

IN WITNESS WHEREOF, I have signed this certificate.

Dated: October 12, 2012

Name:	Steve R. Baldwin
Title:	Senior Reservoir Engineer of Gulfport Energy Corporation